EXHIBIT 10.19

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                     [PROTEIN DESIGN LABS, INC. LETTERHEAD]

June 28, 1999

VIA FACSIMILE:                                  713-664-8914

Mr. Eric P. Mirabel
Vice President of Inte11ectual Property
Tanox Inc.
10301 Stella Link
Houston, Texas 77025-5497

        Re: AMENDMENT TO PATENT LICENSE AGREEMENT

Dear Eric:

This letter amendment ("Amendment") sets forth our agreement to amend certain provisions of the Patent License Agreement dated June 30, 1998 ("Agreement") between Protein Design Labs, Inc. ("PDL") and Tanox Inc. ("Tanox"). Except as expressly set forth herein, capitalized terms shall have the meaning and section references shall refer to those set forth in the Agreement.

                                       *
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Mr. Eric P. Mirabel
June 28, 1999
Page 2

          2. PAYMENT TO PDL. *

          3. ADDITIONAL LICENSES. Through *, Tanox may request that PDL grant a nonexclusive worldwide license under the PDL Patent Rights for up to two
     (2) additional antibodies under development by Tanox as of the date hereof. The licenses shall be granted under PDL's then current financial terms for each license agreement, provided that such financial terms shall in no event exceed the following amounts:

          (a) Nonrefundable, noncreditable signing and licensing fee of One:
          Million Seven Hundred Thousand Dollars ($1,700,000);

          (b) Royalties of Three and One Quarter Percent (3.25%) to Three and Three Quarters Percent (3.75%), depending on the patents Tanox elects to include under the PDL Patent Rights; and

          (c) Annual maintenance fee of One Hundred Fifty Thousand Dollars ($150,000) payable on the second (2nd) anniversary of the effective date of the license agreement, subject to credit as provided in
          Section 3.05.

          Subject to the foregoing, the form of license agreement for each of the two (2) additional antibodies shall be substantially similar to that of the Agreement, provided that Sections 2.02, 2.03, 2.04 and 2.05 shall not be included as part of such agreements.

          4. LIMITATION. PDL shall have the right to deny Tanox a license pursuant to Section 3 of this Amendment for any antibody directed against an antigen (a) which is targeted by a product being developed (i.e., in which such product is reasonably contemplated to begin a clinical trial within twenty-four (24) months or for which a regulatory submission has been filed) or marketed by PDL on its own behalf or in

Mr. Eric P. Mirabel
June 28, 1999
Page 3

     cooperation with a corporate partner, or (b) as to which PDL has granted or is in good faith negotiations to grant an exclusive license to a third party under PDL Patent Rights.

          5. TERMINATION OF AMENDMENT. This Amendment sets forth the entire agreement between the parties with respect to the subject matter hereof. Except as expressly provided herein, the Agreement shall remain in full force and effect. In any event, this Agreement shall terminate and be of no force and effect as of March 1, 2000.

If the foregoing sets forth your understanding of the Amendment, please have a duly authorized officer of Tanox countersign where noted below.

Sincerely,

/s/ GLEN Y. SATO
Glen Y. Sato
Vice President, Legal
and General Counsel

Acknowledged and agreed by its duly authorized officer.

Tanox, Inc.

By /s/ ILLEGIBLE
Title Sr. VP. Operations